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                                                                    EXHIBIT 99.1



LP News Room

Valero L.P. (ticker: VLI, exchange: New York Stock Exchange) News Release - 10-Mar-2003
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VALERO L.P. ANNOUNCES PUBLIC OFFERING OF 5,750,000 COMMON UNITS

SAN ANTONIO, Mar 10, 2003 (BUSINESS WIRE) -- Valero L.P. (NYSE:VLI) today announced that it intends to make a public offering of 5,750,000 common units representing limited partner interests. Valero L.P. intends to use the net proceeds of the offering to finance, in part, its recently announced acquisitions of crude oil storage tanks and South Texas pipelines and related terminals from Valero Energy Corporation. These transactions are scheduled to close in March 2003.

The offering will be made under the partnership's existing shelf registration statement and is expected to price the week of March 10, 2003. The partnership has also granted the underwriters an option to purchase an additional 862,500 common units to cover over-allotments.

Lehman Brothers will be the book-running manager for the offering. When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Lehman Brothers Inc., Equity Capital Markets, 745 7th Avenue, 3rd Floor, New York, NY 10019.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Valero L.P.

Approximately 73 percent of Valero L.P. is currently owned by subsidiaries of Valero Energy Corporation. (Based on today's announcement and the previously announced redemption of common units, that percentage is expected to drop to
49.5 percent or less.) Valero L.P. owns and operates crude oil and refined product pipelines and refined product terminals primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy's refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, the pipelines primarily supply Valero Energy's McKee, Ardmore and Three Rivers refineries with crude oil as well as provide access to domestic and foreign crude oil sources.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in the prospectus supplement and the prospectus related to this offering, Valero L.P.'s 2002 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.